Exhibit 99.1

FOR IMMEDIATE RELEASE

COX RADIO REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

ATLANTA, November 5, 2008 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2008.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007		2008	2007
Net revenues	$104,864	$111,765	(6.2)%	$310,894	$330,520	(5.9)%

Station operating income (1)	39,232	46,880	(16.3)%	116,684	132,495	(11.9)%

Station operating income margin (2)	37.4%	41.9%	—	37.5%	40.1%	—

Operating income (loss)	$30,513	$37,138	(17.8)%	$(53,478)	$103,393	*

Net income (loss)	15,871	20,196	(21.4)%	(46,677)	53,983	*

Net income (loss) per common share - diluted	$0.19	$0.21	(9.5)%	$(0.55)	$0.57	*

Free cash flow (3)	28,542	26,593	7.3%	76,414	75,997	0.5%

*	Results are not statistically meaningful.
(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “Our third quarter results reflect the impact of the economic downturn across the majority of our markets, offset in part by our efforts to control costs, while continuing to make strategic investments in our programming content. Through our stations and our expanding digital platform, we strive to consistently deliver significant audiences, attractive demographics and, ultimately, results for our advertisers. Despite the weak advertising climate, we remain committed to prudently executing on our operating strategy, carefully managing our expenses and maintaining a strong balance sheet.”

Operating Results – Third Quarter 2008

Net revenues for the third quarter of 2008 were $104.9 million, down 6.2% from the third quarter of 2007. Local revenues decreased 3.5%, national revenues decreased 14.4% and other revenues, which include Internet and other non-traditional revenues, decreased 6.9%, each as compared to the third quarter of 2007. Overall, revenues have declined relative to the prior year due to continued overall weakness in advertising. Our stations in Houston, Long Island, Birmingham, Tulsa and Louisville delivered revenue growth during the third quarter of 2008. Revenue growth at these stations was more than offset by results of our stations in Atlanta, Orlando, Miami, Southern Connecticut and Jacksonville, where net revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $0.9 million, or 3.6% compared to the third quarter of 2007. This increase was primarily the result of additional costs associated with programming talent in our Atlanta and Tampa markets.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses decreased $0.5 million, or 1.2% when compared to the third quarter of 2007. For the third quarter of 2008, decreases in sales commissions and bonuses were partially offset by an increase in promotion expenses in our Atlanta and Louisville markets.

Corporate general and administrative expenses decreased $0.5 million, or 8.8% when compared to the third quarter of 2007. This decrease was attributable to a decrease in incentive compensation and legal accruals, as well as a reduction in compensation expense associated with performance units awarded to corporate employees under our Long-Term Incentive Plan (LTIP).

Operating income for the third quarter of 2008 was $30.5 million compared to $37.1 million for the third quarter of 2007.

Interest expense during the third quarter of 2008 decreased $1.8 million, or 36.3% when compared to the third quarter of 2007, due to a lower borrowing rate under our credit facility. The average interest rate on our credit facility was 3.1% during the third quarter of 2008 and 6.2% during the third quarter of 2007.

Income tax expense decreased approximately $0.9 million to $11.4 million in the third quarter of 2008, as compared to the third quarter of 2007. This was attributable to a decrease in income before income taxes, offset in part by an increase in estimated effective state income tax rates. Our overall effective tax rate was 41.9% for the third quarter of 2008 and 38.0% for the third quarter of 2007.

Net income for the third quarter of 2008 was $15.9 million, a decrease of $4.3 million from the third quarter of 2007. This decrease was attributable to the various factors discussed above.

Operating Results – First Nine Months of 2008

Net revenues for the first nine months of 2008 decreased $19.6 million, a 5.9% decrease compared to the first nine months of 2007. Local revenues decreased 4.7%, national revenues decreased 12.2% and other revenues decreased 0.5%, each as compared to the first nine months of 2007, due to overall weakness in the economy and the advertising market. Our stations in Houston, Long

Island, Birmingham and Tulsa delivered revenue growth during the first nine months of 2008. Those increases were more than offset by results of our stations in Atlanta, Orlando, Miami, Tampa, Jacksonville and Richmond, where revenues were down for the first nine months of 2008.

Cost of services increased $1.4 million, or 2.0% over the first nine months of 2007. This increase was primarily the result of additional costs associated with programming talent.

Selling, general and administrative expenses decreased $8.9 million, or 6.7% compared to the first nine months of 2007, due to decreased compensation expense associated with performance units awarded under our LTIP and a decline in sales commissions and bonuses.

Corporate general and administrative expenses decreased 14.3%, or $2.3 million compared to the third quarter of 2007, primarily due to a reduction in compensation expense associated with performance units awarded to corporate employees under our LTIP.

Our operating loss for the first nine months of 2008 was $53.5 million, compared to operating income of $103.4 million for the first nine months of 2007. This decline was primarily due to a $147.6 million non-cash impairment charge ($96.8 million net of tax), recorded in the second quarter of 2008 to reduce the carrying value of intangible assets in certain markets to their estimated fair values.

Interest expense during the first nine months of 2008 totaled $10.1 million, as compared to $16.1 million for the first nine months of 2007. This decrease was primarily attributable to a lower borrowing rate under our credit facility. The average rate on our credit facility was 3.6% during the first nine months of 2008 and 6.1% during the first nine months of 2007.

Income tax expense decreased to a net income tax benefit of $16.9 million in the first nine months of 2008, as compared to the first nine months of 2007, due primarily to the non-cash impairment charge discussed above. Our effective tax rate for the first nine months of 2008 and 2007 was 26.6% and 38.7%, respectively.

Our net loss for the first nine months of 2008 was $46.7 million, compared to net income of $54.0 million for the first nine months of 2007, due to lower revenues and the non-cash impairment charge recognized in the second quarter of 2008.

Other Matters

On August 1, 2008, we consummated the acquisition of six radio stations serving the Athens, Georgia market. The six stations – WNGC-FM, WGMG-FM, WPUP-FM, WGAU-AM, WRFC-AM and WXKT-FM – were acquired for approximately $60 million, less $12 million previously paid to the sellers.

As of September 30, 2008, we had implemented three share repurchase programs through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases without prior notice, depending on market conditions and various other factors.

During the third quarter of 2008, we repurchased 4.4 million shares of Class A common stock for an aggregate purchase price of approximately $46.5 million, including commissions and fees. As of September 30, 2008, we had purchased a total of approximately 20.6 million shares under all of our repurchase programs for an aggregate purchase price of approximately $256.5 million, including commissions and fees, at an average price of $12.44 per share. Approximately $43.5 million remained authorized for additional repurchases as of September 30, 2008.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its financial results on Wednesday, November 5th at 11:00 a.m. Eastern Time. To access the teleconference, please dial (973) 582-2854 ten minutes prior to the start of the call. A live webcast of the teleconference will be available on the investor relations section of our website at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, a replay of the teleconference will be available through Wednesday, November 12, 2008 and can be accessed by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (Int’l), passcode 67725186. The webcast will also be archived on our website for 30 days.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dru Ortega
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	Ortega@braincomm.com

Forward-Looking Statements

Statements in this release, including statements relating to our operating strategy, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2007. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Consolidated Statements of Income – Unaudited

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues:
Local	$74,549	$77,227	$222,328	$233,262
National	20,941	24,472	61,646	70,204
Other	9,374	10,066	26,920	27,054

Total revenues	104,864	111,765	310,894	330,520

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	25,114	24,242	71,217	69,825
Selling, general and administrative	41,715	42,229	123,714	132,626
Corporate general and administrative	4,865	5,334	13,752	16,043
Depreciation and amortization	2,584	2,741	7,922	8,467
Impairment of intangible assets	—	—	147,633	—
Other operating expenses, net	73	81	134	166

Operating income (loss)	30,513	37,138	(53,478)	103,393

Other income (expense):
Interest expense	(3,214)	(5,044)	(10,114)	(16,119)
Other items, net	—	471	27	791

Income (loss) before income taxes	27,299	32,565	(63,565)	88,065

Current income tax expense	1,380	7,487	13,308	21,142
Deferred income tax expense (benefit)	10,048	4,882	(30,196)	12,940

Total income tax expense (benefit)	11,428	12,369	(16,888)	34,082

Net income (loss)	$15,871	$20,196	$(46,677)	$53,983

Net income (loss) per share - basic
Net income (loss) per common share	$0.19	$0.22	$(0.55)	$0.57

Net income (loss) per share - diluted
Net income (loss) per common share	$0.19	$0.21	$(0.55)	$0.57

Weighted average basic common shares outstanding	82,793	93,896	85,364	94,691

Weighted average diluted common shares outstanding	83,383	94,458	85,364	95,279

Selected Balance Sheet Data – Unaudited

(In thousands)

	September 30, 2008	December 31, 2007
Cash	$1,805	$2,009
Total assets	1,899,861	1,997,364

Amounts due to Cox Enterprises, Inc.	5,533	16,602
Long-term debt(1)	415,000	320,000
Total liabilities	891,853	843,124
Total shareholders’ equity	1,008,008	1,154,240

(1)	Consists of amounts borrowed under our revolving credit facility that expires in July 2011.

Supplemental Cash Flow Disclosures – Unaudited

(In thousands)

	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$80,462	$79,738
Net cash used in investing activities	(61,548)	(12,227)
Net cash used in financing activities	(19,118)	(68,312)

Capital expenditures	5,275	7,105
Cash paid during the period for interest	10,545	16,419
Cash paid during the period for income taxes	18,792	20,115

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•

Station operating income is operating income excluding other operating expenses, net, certain non-recurring items, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
Operating income (loss)	$30,513	$37,138	$(53,478)	$103,393
Adjustments:
Other operating expense, net	73	81	134	166
Non-recurring item:
Impairment of intangible assets	—	—	147,633	—
Depreciation and amortization	2,584	2,741	7,922	8,467
Non-cash compensation expense	1,719	2,261	1,250	6,387
Corporate general and administrative (excludes $0.5 million and $0.7 million of non-cash compensation expense for the three months ended September 30, 2008 and 2007, respectively, and $0.5 million and $2.0 million of non-cash compensation expense for the nine months ended September 30, 2008 and 2007, respectively)	4,343	4,659	13,223	14,082

Station operating income	$39,232	$46,880	$116,684	$132,495

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
Net income (loss)	$15,871	$20,196	$(46,677)	$53,983
Adjustments:
Deferred income tax expense (benefit)	10,048	4,882	(30,196)	12,940
Other items, net	—	(471)	(27)	(791)
Other operating expense, net	73	81	134	166
Depreciation and amortization	2,584	2,741	7,922	8,467
Non-cash compensation expense	1,719	2,261	1,250	6,387
Capital expenditures	(1,753)	(3,097)	(5,275)	(7,105)
Non-recurring items:
Impairment of intangible assets	—	—	147,633	—
Proceeds from insurance recovery	—	—	1,650	1,950

Free cash flow	$28,542	$26,593	$76,414	$75,997